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                                                                    EXHIBIT 12.1

                             READ-RITE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                  Fiscal Year Ended September 30,                             Six Months
                                ----------------------------------------------------------------------           Ended
                                  1992           1993            1994             1995          1996        March 31, 1997
                                -------         ------          -------         --------        ------     -----------------

Income before income taxes,
   minority interest and
   extraordinary credit         $67,763         $4,281          $28,767         $177,514       $ 3,916           $44,378
Fixed Charges                     4,460          3,703            7,271            8,198        14,839             8,118
                                -------         ------          -------         --------       -------           -------
"Earnings"                       72,223          7,984           36,038          185,712        18,755            52,496

Divided by Fixed Charges          4,460          3,703            7,271            8,198        14,839             8,118

Ratio of Earnings to Fixed
   Charges:                        16.2            2.2              5.0             22.7           1.3               6.5

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